Exhibit 21.1

SUBSIDIARIES OF TREAN INSURANCE GROUP, INC.

Subsidiary	Jurisdiction
Benchmark Holding Company	Minnesota
•Benchmark Insurance Company	Kansas
•American Liberty Insurance Company	Utah
•7710 Insurance Company	South Carolina
•Benchmark Specialty Insurance Company	Arkansas
Trean Corporation	Minnesota
•Benchmark Administrators, LLC	California
•Trean Reinsurance Services, LLC	Minnesota
•Westcap Insurance Services, LLC	California
•Western Integrated Care, LLC	Nevada
Trean Compstar Holdings, LLC	Delaware
•Compstar Holding Company, LLC	Delaware
•Compstar Insurance Services, LLC	California